EXHIBIT 99.2

(Translation)

Financial Results for the Second Quarter of the Fiscal Year Ending December 31, 2015 [US GAAP] [Non-consolidated]

August 5, 2015

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Ryo Kubota
Title: Chief Executive Officer and President
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of quarterly report submission	August 6, 2015
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	Yes
Earnings announcement for financial results	'Yes

(Figures rounded down to the nearest thousand)

In this document, unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Acucela” mean Acucela Inc., a Washington corporation and its subsidiaries. All information is provided as of June 30, 2015, unless otherwise stated.

1. Financial Results for the Six Months Ended June 30, 2015 in FY2015 (January 1, 2015 to June 30, 2015)
(1) Operating Results (cumulative)
(Unit: US$ and ¥ in thousands, except % change from the previous fiscal year)

	Revenue from collaborations		Income (loss) from operations		Income (loss) before income tax		Net income (loss)
	$14,396		$(14,163)		$(13,680)		$(13,678)
2Q FY2015	¥1,762,790	(26.7)%	¥(1,734,260)		¥(1,675,117)		¥(1,674,872)
	$19,632		$319		$504		$125
2Q FY2014	¥2,403,938	(27.3)%	¥39,061	(94.3)%	¥61,715	(91.1)%	¥15,306	(96.6)%

(Note) 2Q FY2015 comprehensive loss: US $13.5 million (JPY ¥1,658.0 million); 2Q FY2014 comprehensive gain: US $27,000 (JPY ¥3.3 million)

(Unit: US$ and ¥, except for %)

	Basic earnings per share	Diluted earnings per share

	$(0.38)	$(0.38)
2Q FY2015	¥(47)	¥(47)
	$0.00	$0.00
2Q FY2014	¥0	¥0

(2) Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio

	$184,538	$175,180	$175,180
As of June 30, 2015	¥22,596,666	¥21,450,810	¥21,450,810	95%
	$196,966	$184,363	$184,363
As of December 31, 2014	¥24,118,483	¥22,575,250	¥22,575,250	94%

Note: The original financial statements of the Company for FY2015 Q2 and FY2014 Q2 are expressed in U.S. dollar. Amounts as to operating results and financial position in paren are converted (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 122.45, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2015 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

Annual dividend per share
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$—	$—
FY2014	¥—	¥—	¥—	¥—	¥—
	$—	$—	$—	$—	$—
FY2015	¥—	¥—	¥—	¥—	¥—
	$—	$—	$—	$—	$—
FY2015 (forecast)	¥—	¥—	¥—	¥—	¥—
(Note) Revisions to dividend forecast most recently announced: None.

3. Projected Financial Results for FY2015 (January 1, 2015 to December 31, 2015)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (low Rev)	Revenue from collaborations (high Rev)	Loss from operations (low Rev)	Loss from operations (high Rev)	Income (loss) before income tax (low Rev)	Income (loss) before income tax (high Rev)	Net loss (low Rev)	Net loss (high Rev)
Full Year Revised 2015 Forecast	$23,000	$25,500	$(24,377)	$(21,952)	$(23,952)	$(21,602)	$(24,027)	$(21,727)
	¥2,816,350	¥3,122,475	¥(2,984,964)	¥(2,688,022)	¥(2,932,922)	¥(2,645,165)	¥(2,942,106)	¥(2,660,471)
Full Year 2014 Results	$35,396	$35,396	$(188)	$(188)	$353	$353	$(2,006)	$(2,006)
	¥4,334,240	¥4,334,240	¥(23,021)	¥(23,021)	¥43,225	¥43,225	¥(245,635)	¥(245,635)
Percentage Change (%) - omitted where not meaningful	(35.0)%	(28.0)%	N/A	N/A	N/A	N/A	N/A	N/A

	Net loss per share (low)¹	Net loss per share (high)¹
Full Year Revised 2015 Forecast	$(0.66)	$(0.60)
	¥(81)	¥(73)
Full Year 2014 Results	$(0.06)	$(0.06)
	¥(7)	¥(7)
Percentage Change (%) - omitted where not meaningful	N/A	N/A

1 - Net income (loss) per share was computed for Full Year Revised 2015 Forecast using 36,480,959 weighted average shares for expected basic and diluted shares outstanding.

Note 1: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for Full Year Revised 2015 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 122.45, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2015 for the sake of convenience.

Note 2: We revised the Full Year 2015 Forecast as of August 5, 2015. Please see "Revisions to Earnings Forecast" announced by the Company today.

(Note 3): Brackets for 'low' denominate the low end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss. Brackets for 'high' denominate the high end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss.

4. Others
(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Adoption of simplified accounting method or specific accounting methods: Yes. Please see 2. Information for the Summary Information - Others (2) Adoption of accounting methods specific to quarterly financial statements.

(3) Changes in accounting principles, procedures, and the method of presentation
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(4) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of June 30, 2015	36,481
As of December 31, 2014	35,809

    2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of June 30, 2015	none
As of December 31, 2014	none

3) Average number of shares outstanding during the reporting period:

Weighted Average Number of Common Shares (in thousands)
2Q FY2015	36,026
2Q FY2014	29,918

* Implementation status of quarterly review procedures
The quarterly financial report is exempt from quarterly review procedures as stipulated under the Financial Instruments and Exchange Act of Japan.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 122.45, (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2015.

1. Qualitative Information for the Second Quarter of FY2015

(1) Qualitative Information on Operating Results

Comparison of the Three and Six Month Periods Ended June 30, 2015 and June 30, 2014
Revenue from collaborations. Revenues from collaborations for approximately $7.2 million (¥879.3 million) and $14.4 million (¥1,762.8 million) in the three and six months ended June 30, 2015, represents a decrease of approximately$1.9 million (¥233.3 million), or 21.0% and $5.2 million (¥641.1 million), or 26.7%, respectively, as compared to the prior year.
By program, revenues were as follows (in thousands US$, except for %):

	Three months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$7,181	$9,084	$(1,903)	(20.9)%
Rebamipide	—	1	(1)	(100.0)%
OPA-6566	—	1	(1)	(100.0)%
Total	$7,181	$9,086	$(1,905)	(21.0)%

	Six months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$14,395	$19,622	$(5,227)	(26.6)%
Rebamipide	—	6	(6)	(100.0)%
OPA-6566	1	4	(3)	(75.0)%
Total	$14,396	$19,632	$(5,236)	(26.7)%
By program, revenues were as follows (in thousands JPY (¥), except for %):

	Three months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥879,310	¥1,112,335	¥(233,025)	(20.9)%
Rebamipide	—	123	(123)	(100.0)%
OPA-6566	—	123	(123)	(100.0)%
Total	¥879,310	¥1,112,581	¥(233,271)	(21.0)%

	Six months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥1,762,668	¥2,402,713	¥(640,045)	(26.6)%
Rebamipide	—	735	(735)	(100.0)%
OPA-6566	122	490	(368)	(75.1)%
Total	¥1,762,790	¥2,403,938	¥(641,148)	(26.7)%
The decrease in revenue from collaborations for the three and six months ended June 30, 2015 compared to the same period in 2014 was primarily due to fewer billable activities related to Emixustat in 2015. In the three and six months ended June 30, 2014, there were increased billable activities related to the initiation and conduct of the Phase 2b/3 clinical trial.
Our clinical program related to Otsuka's proprietary compound for treatment of dry eye, which was the subject of a now-terminated agreement between us and Otsuka referred to as the "Rebamipide Agreement" was terminated in 2013. We do not expect to generate significant revenue from collaborations related to clinical programs related to OPA-6566, Otsuka's proprietary compound for treatment of glaucoma, which was the subject of a development and collaboration agreement with Otsuka, referred to as the "Glaucoma Agreement", for the foreseeable future. The Phase 1/2 study for OPA-6566 was completed in 2012.
Research and development. Research and development expense for the three and six months ended June 30, 2015 totaled approximately $5.6 million (¥691.0 million) and $11.5 million (¥1,409.3 million), representing a decrease of approximately $0.9 million (¥105.1 million), or 13.2%, and $3.0 million (¥362.7 million), or 20.5%, respectively, over the same period in 2014.
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Three months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$5,311	$6,263	$(952)	(15.2)%
Internal Research	332	238	94	39.6%
Total	$5,643	$6,501	$(858)	(13.2)%

	Six months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$10,753	$13,943	$(3,190)	(22.9)%
Rebamipide	—	15	(15)	(100.0)%
OPA-6566	—	7	(7)	(100.0)%
Internal Research	756	506	250	49.4%
Total	$11,509	$14,471	$(2,962)	(20.5)%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Three months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥650,313	¥766,904	¥(116,591)	(15.2)%
Internal Research	40,672	29,143	11,529	39.6%
Total	¥690,985	¥796,047	¥(105,062)	(13.2)%

	Six months ended June 30,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥1,316,705	¥1,707,320	¥(390,615)	(22.9)%
Rebamipide	—	1,837	(1,837)	(100.0)%
OPA-6566	—	857	(857)	(100.0)%
Internal Research	92,572	61,960	30,612	49.4%
Total	¥1,409,277	¥1,771,974	¥(362,697)	(20.5)%

Research and development expense decreased $0.9 million (¥105.1 million) and $3.0 million (¥362.7 million) for the three and six months ended June 30, 2015, respectively, as compared to the same periods in the prior year, primarily due to timing of clinical expenses and fewer research and development activities related to Emixustat in the three and six months ended June 30, 2015, partially offset by an increase in internal research expenses of $0.1 million (¥11.5 million) and $0.3 million (¥30.6 million) in the three and six months ended June 30, 2015 compared to the same period in 2014, mainly due to increased internal research efforts.
We do not expect to incur significant research and development expenses related to clinical programs under the Rebamipide Agreement or the Glaucoma Agreement with Otsuka for the foreseeable future.

In addition to our continued development of Emixustat for the potential treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan focused on leveraging our internal research and development efforts, our expertise in VCM and pursuing external partnerships, in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to develop drug candidates for glaucoma, dry eye and various other retinal diseases. We anticipate that these potential drug candidates will be developed independently, and our development expenditures on these programs will not be funded by collaborative partners. As a consequence, we expect that our total research and development expenses will increase and that we will incur net losses from our operating activities in the near term.
General and administrative. General and administrative expenses increased of $9.1 million (¥1,109.5 million) in the three months ended June 30, 2015 compared to the same period in the prior year primarily due to the following:

•
approximately $4.9 million (¥595.9 million) of increased stock compensation expense related to stock option modifications to extend the exercise period of employees subject to the Severance and Change and Effective Control Agreements or the "Change in Control Agreements" approved by our Board of Directors on March 24, 2015. The accelerated vesting of options and restricted stock units for employees terminated after the Special Meeting is included in this total along with equity compensation paid to Brian O' Callaghan.

•	approximately $1.5 million (¥189.4 million) of severance payments to Brian O' Callaghan and employees who left the company;

•	approximately $0.8 million (¥92.7 million) in payments to reimburse Dr. Ryo Kubota and SBI Holdings, Inc. for legal, consulting and travel related costs associated with the Special Meeting;

•	approximately $0.3 million (¥39.8 million) in increased corporate legal, public relations and accounting costs related to the Special Meeting on behalf of the company;

•	approximately $0.2 million ($19.8 million) in additional accounting fees during the quarter; and

•	remaining expenses due to signing bonuses paid to three new officers of the company, retention bonuses paid to existing employees and increased rent paid on the Company's new corporate headquarters.
General and administrative expenses increased $12.2 million (¥1,494.9 million) in the six months ended June 30, 2015 as compared to the same period in the prior year primarily due to the following additional expenses incurred in the first quarter:

•	approximately $1.2 million (¥143.3 million) of legal and consulting expenses related to the Special Meeting;

•	approximately $0.6 million (¥74.2 million) in bonus payments made to Company employees which included $0.5 million (¥63.1 million) paid to Brian O' Callaghan;

•
approximately $0.4 million ($50.3 million) resulting from payable in connection with our move to a new corporate headquarters plus an overlap of lease payments for both our new and old corporate headquarters during the first quarter of 2015; and

•	approximately $0.5 million (¥55.6 million) in audit and accounting fees.
Interest income, interest expense and other income (expense). Interest income for the three and six months ended June 30, 2015 increased to $0.1 million (¥17.6 million) and $0.3 million (¥41.4 million), due to interest earned on proceeds from our February 2014 IPO. Interest expense and other income (expense) were not significant.
Income tax expense. For the three and six months ended June 30, 2015 and 2014, effective tax rates were 0% and 73%, respectively, and 0% and 75% , respectively. Due to our continuing losses, there is no difference between our statutory and effective tax rates.
Net income (loss) per share. Please see Per Share Information in Notes on the Financial Statements.

(2) Qualitative Information on Financial Condition

Prior to our IPO, we funded our operations primarily from the issuance of convertible preferred stock and contingently convertible debt and, since 2009, from cash generated from operations. Historically, our need for cash has been limited due to Otsuka’s funding of development activities and our receipt of milestone payments from Otsuka. On February 13, 2014, upon the closing of our IPO, we issued and sold 9,200,000 shares of common stock at approximately $17.72 per share and received net proceeds of $142.0 million (¥17.4 billion) after underwriting discounts and commissions and offering costs). As a result of the IPO, all preferred stock and contingently convertible debt converted to common stock.
In addition to our continued development of Emixustat for the potential treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan focused on leveraging our internal research and development efforts, our expertise in VCM and pursuing external partnerships, in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to develop drug candidates for glaucoma, dry eye and various other retinal diseases. We anticipate that these potential drug candidates will be developed independently, and our development expenditures on these programs will not be funded by collaborative partners. As a consequence, we expect that our total research and development expenses will increase and that we will incur net losses from our operating activities in the near term.
As of June 30, 2015 and December 31, 2014, we had cash, cash equivalents and investments of $174.5 million (¥21.4 billion) and $187.8 million (¥23.0 billion), respectively. Cash and cash equivalents include all short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. As of June 30, 2015, cash equivalents consist of money market funds. Short-term investments as of June 30, 2015 and December 31, 2014 were comprised of corporate debt securities and certificates of deposit. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.
The following table shows a summary of our cash flows for the six months ended June 30, 2015 and 2014, (in US$ and JPY (¥) thousands):

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of period
	$(10,589)	$717	$(1,099)	$7,807
FY2015	¥(1,296,622)	¥87,785	¥(134,573)	¥955,956
	$(1,827)	$(126,849)	$147,661	$32,979
FY2014	¥(223,699)	¥(15,532,674)	¥18,081,088	¥4,038,280

Cash Flows from Operating Activities
Net cash used in operating activities was $10.6 million (¥1.3 billion) and $1.8 million (¥223.7 million) for the six months ended June 30, 2015 and 2014, respectively. In 2015, cash outflow was primarily the result of a net loss of $13.7 million (¥1.7 billion), and a decrease in deferred revenue from collaborations of $4.4 million (¥536.1 million), partially offset by a $5.5 million (¥668.1 million) increase to employee stock compensation primarily related to Brian O'Callaghan's acceleration of vesting in options and restricted stock units, a $1.2 million (¥149.3 million) increase in deferred rent and lease incentives related to the lease on our new corporate headquarters and $1.1 million (¥139.6 million) of amortization on marketable securities. In 2014, cash outflow was primarily the result of increases in accounts receivable of $1.6 million (¥189.9 million), a $2.4 million (¥288.2 million) decrease in accrued compensation primarily related to payments of accrued bonuses, and decreases in accrued liabilities of $1.5 million (¥182.9 million), partially offset by an increase in deferred revenue from collaborations of $2.1 million (¥259.5 million).
Cash Flows from Investing Activities
Net cash provided by investing activities in the six months ended June 30, 2015 was $0.7 million (¥87.8 million). Net cash used in investing activities in the six months ended June 30, 2014 was $126.8 million (¥15.5 billion). These changes were primarily the result of net purchases of marketable securities. We received proceeds from our IPO in February 2014 and invested the proceeds in marketable securities.

Cash Flows from Financing Activities
Net cash used in financing activities of $1.1 million (¥134.8 million) for the six months ended June 30, 2015 related to the repurchase of restricted stock units for employee tax withholdings. Net cash provided by financing activities in the six months ended June 30, 2014 related to net proceeds from our initial public offering.
Contractual Obligations and Commitments
In addition to our contractual commitments at December 31, 2014, which consist of operating leases for corporate office and laboratory space, we have not incurred any additional material contractual obligations or commitments outside of the normal course of business other than the following:
Former CEO Severance
Under Mr. O'Callaghan's employment agreement, dated October 14, 2014, the termination of Mr. O’Callaghan’s employment without Cause or for Good Reason (as such terms were defined in his employment agreement), entitled him to receive 18 months of salary, up to 18 months of the premiums for health benefit coverage provided under our COBRA program, and a pro-rated portion of his annual bonus (“the CEO severance amounts”). Mr. O'Callaghan resigned his position as our President and Chief Executive Officer, effective on May 3, 2015. The CEO severance amounts, totaling approximately $0.9 million (¥107.2 million) in cash, were paid on May 11, 2015. In addition, pursuant to the terms of the 2014 Equity Plan, as amended, the vesting of his 712,480 options and 356,410 restricted stock units was accelerated such that all of his equity awards were fully vested as of May 3, 2015.
Severance and Change in Effective Control Agreements
On March 24, 2015, our Board of Directors approved the terms of the Severance and Change in Effective Control Agreements to be entered into with each member of our management team and certain other employees. The Severance and Change in Effective Control Agreements provide that if the employee terminates for any reason or for no reason (including disability), voluntarily resigns for good reason (as defined in the agreement), or the employee dies, and the termination occurs within the six month period following a Qualifying Change in Effective Control (as defined in the Severance and Change in Effective Control Agreements), the employee will be entitled to an amount equal to the sum of six months of his or her monthly base salary, plus 50% of the employee’s annual target bonus for 2015, plus the premiums required to continue the employee’s group health care coverage for a period of six months following termination, which will be “grossed up” to cover taxes. The Severance and Change in Effective Control Agreements terminate upon the earlier of November 1, 2015 or the employee’s termination date (unless the termination is within six months following a Qualifying Change in Effective Control). On May 1, 2015, as a result of the actions taken by our shareholders at the Special Meeting, a Qualifying Change in Effective Control was deemed to have taken place under the terms of the Severance and Change in Effective Control Agreements. As of June 30, 2015, payments totaling $0.5 million (¥59.7 million) have been made under the terms of the Severance and Change in Control Agreements and payments totaling an additional $0.2 million (¥23.4 million) were accrued.
Retention Pool
On February 24, 2015, the compensation committee of our Board of Directors (the "Committee") approved the creation of a pool of $0.6 million (¥73.5 million) of which we accrued approximately $0.2 million (¥24.5 million) to be distributed at the discretion of the compensation committee to employees who remain employed with us on December 31, 2015. Allocations of the pool will not be determined until the fourth quarter of 2015.
Special Shareholders' Meeting Expenses
Dr. Ryo Kubota and SBI Holdings, Inc., our two largest shareholders, incurred certain fees and expenses totaling approximately $0.8 million (¥92.7 million) in preparation for the May 1, 2015 Special Shareholders’ meeting. Our Board of Directors appointed a special committee (the “Special Committee”) consisting entirely of independent directors to evaluate these expenses to determine if the expenses, or a portion thereof, should be reimbursed by the Company. The Special Committee met on June 8, 2015 and concluded that the reimbursement of these expenses was appropriate. Accordingly, the income statement for the six months ended June 30, 2015 reflects these expenses. As of June 30, 2015, approximately $0.3 million (¥33.8 million) of this amount remained payable.

We believe that cash from operations and cash, cash equivalents and investment balances, will be sufficient to fund our ongoing operating activities, working capital, capital expenditures and other capital requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our research and development activities, the timing and extent of our elections to co-promote product candidates under our collaboration agreements with Otsuka, and the timing of achievement of milestones under our collaboration agreements with Otsuka. Although we are not currently a party to any agreement or letter of intent regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could require us to seek additional equity or debt financing.

	FY2014	Q2 FY2015
Shareholders’ equity ratio (%)	93.6%	94.9%
Shareholders’ equity ratio based on market prices (%)	105.4%	116.1%
Debt to annual cash flow ratio (%)	—	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity / total assets
Stockholders' equity ratio based on market prices: market capitalization / total assets
Debt to annual cash flow ratio: interest bearing liabilities / operating cash flows
Interest coverage ratio: operating cash flows / interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4. Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.
(3) Qualitative Information on Operating Results Forecast
We have made a revision to the earnings projections for the year ending December 31, 2015 released on March 26, 2015. Please see the Full Year Revised 2015 Forecast.

2. Information for the Summary Information -Others

(1) Changes in significant subsidiaries during the period

Not Applicable

(2) Adoption of accounting methods specific to quarterly financial statements

Income taxes are calculated based on the estimated tax rate considering tax effects for the entire fiscal year, which includes this quarterly period.

(3) Changes in accounting policies, changes in accounting estimates and restatements of prior period financial statements due to error correction

Not applicable.

3. Quarterly Financial Statements and Other Information

(1) Condensed Balance Sheets
ACUCELA INC.
CONDENSED BALANCE SHEETS
(in thousands)

	December 31, 2014		June 30, 2015
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,778	¥2,299,366	$7,807	¥955,956
Investments	85,008	10,409,229	84,883	10,393,923
Accounts receivable from collaborations	5,285	647,148	6,022	737,393
Deferred tax asset	61	7,469	—	—
Prepaid expenses and other current assets	2,582	316,166	2,680	328,167
Total current assets	111,714	13,679,378	101,392	12,415,439
Property and equipment, net	742	90,857	1,008	123,429
Long-term investments	84,033	10,289,840	81,818	10,018,614
Long-term deferred tax asset	42	5,142	—	—
Other assets	435	53,266	320	39,184
Total assets	$196,966	¥24,118,483	$184,538	¥22,596,666
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$441	¥54,000	$35	¥4,286
Accrued liabilities	4,176	511,349	4,495	550,383
Accrued compensation	1,683	206,083	1,684	206,205
Deferred revenue from collaborations	6,231	762,985	1,853	226,899
Deferred rent and lease incentives	25	3,061	116	14,204
Total current liabilities	12,556	1,537,478	8,183	1,001,977
Commitments and contingencies
Long-term deferred rent, lease incentives, and others	47	5,755	1,175	143,879
Total long-term liabilities	47	5,755	1,175	143,879
Shareholders’ equity:
Common stock, no par value,100,000 shares authorized as of June 30, 2015 and December 31, 2014; 36,481 and 35,809 shares issued and outstanding as of June 30, 2015 and December 31, 2014	186,589	22,847,823	186,591	22,848,068
Additional paid-in capital	3,601	440,942	7,956	974,231
Accumulated other comprehensive loss	(361)	(44,204)	(223)	(27,306)
Accumulated deficit	(5,466)	(669,311)	(19,144)	(2,344,183)
Total shareholders’ equity	184,363	22,575,250	175,180	21,450,810
Total liabilities and shareholders’ equity	$196,966	¥24,118,483	$184,538	¥22,596,666

See accompanying notes to financial statements.

(2) Condensed Statements of Operations
ACUCELA INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six Months Ended June 30,
	2014		2015
	(unaudited)

Revenue from collaborations	$19,632	¥2,403,938	$14,396	¥1,762,790
Expenses:
Research and development	14,471	1,771,974	11,509	1,409,277
General and administrative	4,842	592,903	17,050	2,087,773
Total expenses	19,313	2,364,877	28,559	3,497,050
Income (loss) from operations	319	39,061	(14,163)	(1,734,260)
Other income (expense), net:
Interest income	164	20,082	502	61,470
Interest expense	(14)	(1,714)	—	—
Other income (expense), net	35	4,286	(19)	(2,327)
Total other income, net	185	22,654	483	59,143
Income (loss) before income tax	504	61,715	(13,680)	(1,675,117)
Income tax benefit (expense)	(379)	(46,409)	2	245
Net income (loss)	$125	¥15,306	$(13,678)	¥(1,674,872)
Net income (loss) per share
Basic	$—	¥—	$(0.38)	¥(47)
Diluted	$—	¥—	$(0.38)	¥(47)
Weighted average shares
Basic	29,918		36,026
Diluted	30,199		36,026
See accompanying notes to financial statements.

(3) Condensed Statements of Comprehensive Loss

ACUCELA INC.
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(in thousands)

	Six months ended June 30,
	2014		2015
	(unaudited)
Net income (loss)	$125	¥15,306	$(13,678)	¥(1,674,872)
Other comprehensive income (loss):
Net unrealized gain (loss) on securities	(98)	(12,000)	138	16,898
Comprehensive income (loss)	$27	¥3,306	$(13,540)	¥(1,657,974)

See accompanying notes to financial statements.

(4) Condensed Statements of Shareholders' Equity
ACUCELA INC.
CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands ($US))

	Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	2,734	$2,051	17,900	$13,387	11,807	$12,771	11,971	$3,654	$2,728	$(7)	$(3,460)	$31,124
Common stock issued in connection with IPO offering, net of issuance costs of $7,093	—	—	—	—	—	—	9,200	142,044	—	—	—	142,044
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(2,734)	(2,051)	(17,900)	(13,387)	(11,807)	(12,771)	10,814	28,209	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	—	—	—	—	3,636	12,000	—	—	—	12,000
Stock-based compensation	—	—	—	—	—	—	—	—	516	—	—	516
Excess net tax benefit related to IPO costs	—	—	—	—	—	—	—	—	421	—	—	421
Excess net tax provision related to share-based awards	—	—	—	—	—	—	—	—	(64)	—	—	(64)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	188	682	—	—	—	682
Net loss	—	—	—	—	—	—	—	—	—	—	(2,006)	(2,006)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(354)	—	(354)
Balance at December 31, 2014	—	—	—	—	—	—	35,809	186,589	3,601	(361)	(5,466)	184,363
Stock-based compensation	—	—	—	—	—	—	868	—	5,456	—	—	5,456
RSUs withheld for employee payroll taxes	—	—	—	—	—	—	(197)	—	(1,101)	—	—	(1,101)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	1	2	—	—	—	2
Net loss	—	—	—	—	—	—	—	—	—	—	(13,678)	(13,678)
Unrealized gain on marketable securities available for sale	—	—	—	—	—	—	—	—	—	138	—	138
Balance at June 30, 2015	—	$—	—	$—	—	$—	36,481	$186,591	$7,956	$(223)	$(19,144)	$175,180
See accompanying notes to financial statements.

(4) Condensed Statements of Shareholders' Equity (Continued)
ACUCELA INC.
CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands (JPY))

	Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	2,734	¥251,145	17,900	¥1,639,238	11,807	¥1,563,809	11,971	¥447,432	¥334,043	¥(857)	¥(423,677)	¥3,811,133
Common stock issued in connection with IPO offering, net of issuance costs	—	—	—	—	—	—	9,200	17,393,288	—	—	—	17,393,288
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(2,734)	(251,145)	(17,900)	(1,639,238)	(11,807)	(1,563,809)	10,814	3,454,192	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	—	—	—	—	3,636	1,469,400	—	—	—	1,469,400
Stock-based compensation	—	—	—	—	—	—	—	—	63,184	—	—	63,184
Excess net tax benefit related to IPO costs	—	—	—	—	—	—	—	—	51,552	—	—	51,552
Excess net tax provision related to share-based awards	—	—	—	—	—	—	—	—	(7,837)	—	—	(7,837)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	188	83,511	—	—	—	83,511
Net loss	—	—	—	—	—	—	—	—	—	—	(245,634)	(245,634)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	—	—	—	—	(43,347)	—	(43,347)
Balance at December 31, 2014	—	—	—	—	—	—	35,809	22,847,823	440,942	(44,204)	(669,311)	22,575,250
Stock-based compensation	—	—	—	—	—	—	868	—	668,107	—	—	668,107
RSUs withheld for employee payroll taxes	—	—	—	—	—	—	(197)	—	(134,818)	—	—	(134,818)
Common stock issued in connection with stock option exercises	—	—	—	—	—	—	1	245	—	—	—	245
Net loss	—	—	—	—	—	—	—	—	—	—	(1,674,872)	(1,674,872)
Unrealized gain on marketable securities available for sale	—	—	—	—	—	—	—	—	—	16,898	—	16,898
Balance at June 30, 2015	—	$—	—	¥—	—	¥—	36,481	¥22,848,068	¥974,231	¥(27,306)	¥(2,344,183)	¥21,450,810

See accompanying notes to financial statements.

(5) Condensed Statements of Cash Flows
ACUCELA INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended June 30,
	2014		2015
	(unaudited)
Cash flows from operating activities
Net income (loss)	$125	¥15,306	$(13,678)	¥(1,674,872)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	255	31,224	214	26,204
Stock-based compensation	383	46,900	5,456	668,106
Amortization net of premium/discount on marketable securities	379	46,408	1,140	139,593
Deferred taxes	278	34,041	103	12,612
Changes in operating assets and liabilities:
Accounts receivable from collaborations	(1,551)	(189,919)	(737)	(90,245)
Prepaid expenses and other current assets	544	66,627	43	5,251
Accounts payable	(379)	(46,408)	(406)	(49,715)
Accrued liabilities	(1,494)	(182,940)	319	39,062
Accrued compensation	(2,354)	(288,247)	1	122
Deferred rent and lease incentives	(137)	(16,775)	1,219	149,266
Deferred revenue from collaborations	2,119	259,471	(4,378)	(536,087)
Other assets	5	613	115	14,081
Net cash used in operating activities	(1,827)	(223,699)	(10,589)	(1,296,622)
Cash flows from investing activities
Purchases of marketable securities available for sale	(141,750)	(17,357,302)	(47,212)	(5,781,095)
Maturities of marketable securities available for sale	14,905	1,825,117	48,409	5,927,656
Net additions to property and equipment	(4)	(489)	(480)	(58,776)
Net cash provided by (used in) investing activities	(126,849)	(15,532,674)	717	87,785
Cash flows from financing activities
Repurchase of RSUs for tax withholdings	—	—	(1,101)	(134,817)
Proceeds from issuance of common stock	149,206	18,270,274	2	244
Payments for deferred offering costs	(1,545)	(189,186)	—	—
Net cash provided by (used in) financing activities	147,661	18,081,088	(1,099)	(134,573)
(Decrease) increase in cash and cash equivalents	18,985	2,324,715	(10,971)	(1,343,410)
Cash and cash equivalents—beginning of period	13,994	1,713,565	18,778	2,299,366
Cash and cash equivalents—end of period	$32,979	¥4,038,280	$7,807	¥955,956
Supplemental disclosure
Unpaid deferred offering costs	$5,548	¥679,352	$—	¥—
Conversion of convertible preferred stock upon IPO	28,209	3,454,192	—	—
Conversion of contingently convertible debt, related party, upon IPO	12,000	1,469,400	—	—
See accompanying notes to financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

None noted as of the date of filing of this report.

(8) Notes on the Condensed Financial Statements

Note 1 -    Business and Basis of Presentation
Business
Acucela Inc. (“we,” “our” and “us”) is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of individuals worldwide. In 2008, we and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) entered into a definitive agreement to co-develop Emixustat hydrochloride ("Emixustat"), our lead compound for dry AMD. Emixustat is in Phase 2b/3 clinical development in the United States.
Shareholders Meetings
On May 1, 2015, at a special shareholders meeting (the "Special Meeting"), our shareholders approved the two shareholder proposals that removed all of the members of our Board of Directors (other than Dr. Kubota) and elected the following new members to our Board of Directors: Yoshitaka Kitao, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi. In addition, on May 1, 2015, at the initial meeting of the new Board of Directors, our founder and former chief executive officer, Dr. Kubota, was appointed as our President and Chief Executive Officer, replacing Brian O'Callaghan, who resigned effective on May 3, 2015. Steven Tarr, John Gebhart and Edward Danse were appointed as the Company’s chief operation officer, chief financial officer and chief business officer, respectively. At the annual shareholders meeting held on June 25, 2015, Dr. Ryo Kubota, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi were re-elected, and Shintaro Asako was elected to the Board of Directors. Effective June 25, 2015, Yoshitaka Kitao resigned from the Board of Directors.
Unaudited Interim Financial Information
We have prepared the accompanying financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for fiscal year 2015. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These financial statements should be read in conjunction with the audited financial statements and accompanying notes in our 2014 Annual Securities Report.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
Segments
We operate in one segment, pharmaceutical product development. All of our significant assets are located in the United States. During the three and six months ended June 30, 2015 and 2014, all revenue was generated in the United States.

Note 2 - Per Share Information
(Unit: in thousands, except for per share data)

	FY2014 Q2	FY2015 Q2
Numerator:
	$125	$(13,678)
Net income (loss)	¥15,306	¥(1,674,872)
Denominator:
Weighted-average shares outstanding—basic (shares)	35,641	36,026
Dilutive effect of stock options and RSUs (shares)	226	—
Diluted weighted average shares of common stock outstanding (shares)	$35,867	$36,026
	$—	$(0.38)
Basic net income (loss) per share (common stock)	¥—	¥(47)
	$—	$(0.38)
Diluted net income (loss) per share (common stock)	¥—	¥(47)

For the six months ended June 30, 2015, 46,545 stock options and restricted stock units were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.
Note 3 - Significant Subsequent Events

Special Meeting of the Board of Directors
On July 2, 2015, at a special meeting of the Board of Directors, the Board of Directors appointed Shintaro Asako and Dr. Shiro Mita as members of the Audit Committee, with Shintaro Asako to serve as the Chair of the Audit Committee. Eisaku Nakamura and Robert Takeuchi were appointed as members of the Compensation Committee, with Robert Takeuchi to serve as the Chair of the Compensation Committee. The Board of Directors approved granting 64,650 restricted stock units to employees and 4,200 restricted stock units to new hires with grant dates ranging from May 31, 2015 through to December 31, 2015 to vest annually over four years based on their anniversary hire dates.
In addition, the Board approved the Company entering into an employment agreement to hire a Chief Strategy Officer including the grant of 360,003 restricted stock units effective September 1, 2015.
At the meeting of its Board of Directors held on August 4, 2015, the Board approved the Company entering into an employment agreement to hire a new Executive Vice President of Translational Medicine including the grant of 126,001 restricted stock units effective August 17, 2015.
The shares of both the Chief Strategy Officer and the Executive Vice President of Translational Medicine are subject to a four year vesting, with 25% vesting on the first employment anniversary and the remaining 75% on a monthly pro rata basis over the ensuing three years, with the restricted stock units fully vesting four years from the employment anniversary date. The restricted stock units are subject to accelerated vesting in the event of a change of control or termination of employment under certain circumstances.

Note 4 - Difference between US GAAP and Japanese GAAP

The financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition	Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

Marketable Securities	Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences	Compensated Absences
Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option	Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development	Research and Development
In the United States, in accordance with ASC 730, "Research and Development Arrangements", nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
In Japan, no such accounting treatment is required.
Fair Value	Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure	Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements review, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the quarterly security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

On May 1, 2015, at the Special Shareholders Meeting, our shareholders approved two shareholder proposals that removed all of the members of our board of directors (other than Dr. Kubota) and elected Yoshitaka Kitao, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi as new members of our board of directors. At the annual shareholders meeting held on June 25, 2015, Dr. Ryo Kubota, Dr. Shiro Mita, Eisaku Nakamura and Robert Takeuchi were re-elected, and Shintaro Asako was elected to the Board of Directors. Effective June 25, 2015, Yoshita Kitao resigned from the Board of Directors.

•	Officers

On May 3, 2015, Brian O’Callaghan resigned his position as President and Chief Executive Officer of the Company, effective immediately. In connection with the resignation of Mr. O’Callaghan as the Company’s President and Chief Executive Officer, the Company’s board of directors appointed, effective May 1, 2015, Dr. Ryo Kubota, age 47, as the Company’s new President and Chief Executive Officer.

On May 1, 2015, the Board of Directors of the Company appointed John Gebhart, age 60, as the Company’s Chief Financial Officer, Steven C. Tarr, age 61, as the Company’s Chief Operating Officer, and Edward H. Danse, age 62, as the Company’s Chief Business Officer.

On July 2, 2015, the Board of Directors of the Company appointed Roger Girard, age 71, as the Company's Chief Strategy Officer, effective September 1, 2015.

•	Corporate Auditors

Not applicable.